Exhibit 99.1

Contact: Tim Berryman

Director – Investor Relations

Medical Properties Trust, Inc.

(205) 969-3755

tberryman@medicalpropertiestrust.com

MEDICAL PROPERTIES TRUST, INC. TO INVEST $1.4 BILLION IN

TEN ACUTE CARE HOSPITALS AND ONE BEHAVIORAL HEALTH FACILITY

Acquisitions Immediately Accretive to Normalized FFO by Approximately $0.10 Per Share

Birmingham, AL – May 19, 2017 – Medical Properties Trust, Inc. (the “Company” or “MPT”) (NYSE: MPW) today announced that it has signed definitive agreements to acquire the real estate interests of ten acute care hospitals and one behavioral health facility currently operated by IASIS Healthcare (“IASIS”) and to be operated by Steward Health Care System LLC (“Steward”) when the transaction is completed. The $1.4 billion real estate transaction will be immediately accretive to normalized FFO per share by approximately $0.10 (and to net income by $0.05 per share) in 2018 assuming all debt financing. Steward and IASIS separately announced a simultaneous merger transaction, completion of which is a condition of MPT’s investment.

Benefits to MPT’s Portfolio

•	Increases Critical Mass. This transaction increases MPT’s pro forma total gross assets by approximately 20% to almost $9 billion. Further, it adds 11 outstanding hospitals and over 2,400 beds to MPT’s portfolio, increasing the total number to 269 and 31,266, respectively.

•	Attractive Markets. Community-focused hospitals clustered primarily within large metropolitan areas in high-growth urban and suburban markets in the states of Utah, Arizona, Texas and Arkansas offer suitable payor mixes.

•	Increased Acute Care Percentage. Acute care hospitals increase to 72.5% of MPT’s total portfolio and 84.0% of the U.S. portfolio, an increase from 66.9% and 79.9%, respectively.

•	Decreased LTACH Percentage. Long-term acute care hospitals decrease to 4.2% of MPT’s total portfolio and 5.0% of the U.S. portfolio, a decline from 5.0% and 6.3%, respectively.

•	Single Largest Hospital Exposure. The largest hospital in MPT’s pro forma portfolio represents just 3.9% of MPT’s total real estate investments with this transaction.

•	Expands Steward Relationship. MPT expands its relationship with an innovative, forward-thinking operator in Steward, which will become the largest private, for-profit hospital operator in the United States. With this transaction, Steward will have nearly 7,500 patient beds in 36 hospitals across ten states. Steward’s integrated model, including 1,800 directly employed multi-specialty physicians and several thousand aligned physicians, shifts healthcare delivery to a more cost-effective, local coordinated approach emphasizing quality care and wellness. The merging of the managed care operations of Steward and IASIS will result in more than 1.1 million covered lives.

“We are very excited about this opportunity to grow with one of the top hospital operators in the country,” said Edward K. Aldag, Jr., MPT’s Chairman, President and Chief Executive Officer. “MPT has grown its assets by approximately 31 percent annually since 2013, compared to 15 percent for our healthcare REIT peers, and with this transaction, we eclipse our previous record 2016 acquisition total. This phenomenal growth, even as we sold almost $800 million of assets in the first half of 2016 to reduce leverage, has resulted in our normalized FFO per share growing over 10% annually compared to 6.7% for our peers for the period. Our dividend growth of 4% annually has also outperformed while our dividend payout ratio declined from 83% to 70% of normalized FFO.

“Steward has similarly achieved remarkable success in growing its company starting with the turnaround of a struggling not-for-profit hospital system in eastern Massachusetts. As Steward implemented its strategic plan to develop an integrated network with various access points along the healthcare continuum, the results were improved outcomes and reduced costs. The combined capabilities of Steward and IASIS will create the largest private for-profit hospital operator in the United States with projected revenues of almost $8 billion in 2018, the first full year of consolidated operations. Consolidation will continue in this dynamic healthcare environment and Steward is in a good position to capitalize on this trend,” added Aldag.

Transaction Summary

MPT’s interests in the hospitals to be acquired will be subject to a master lease and mortgage loan arrangements with cross default provisions and backed by a corporate guaranty. Nine hospitals will be purchased for $700 million and leased back to Steward under the master lease, which has an expiration date of October 31, 2031, and includes three five-year extension terms, resulting in a GAAP yield of 10.2%. The new mortgage loans, also aggregating $700 million, have the same contractual terms as the leases. Additionally, MPT is making an attractive $100 million preferred equity investment in Steward, which will provide low risk equity-like returns.

MPT’s pro forma investment of $3.3 billion in Steward real estate will include MPT’s existing investment in hospital real estate leased to IASIS, and generate approximately $298 million in annual revenue split 67% rental income and 33% interest income from mortgages. Expected 2018 EBITDAR rent and interest coverage for all Steward hospitals is 2.8 times.

The transaction is expected to close by September 30, 2017, subject to customary approvals and consents. MPT expects to finance the acquisitions with proceeds from a combination of a fully committed $1.0 billion term loan with a term up to two years, its revolving credit facility with present availability of approximately $1.0 billion and the possible issuance of long-term unsecured notes. The Company intends to maintain its prudent leverage position and does not expect net debt to adjusted EBITDA to exceed 5.7 times.

Investor Presentation

The Company has posted a presentation regarding the Steward transaction, including a reconciliation of pro forma FFO per diluted share to Net Income, the most comparable GAAP measure, on the Investor Relations page of the Company’s website, www.medicalpropertiestrust.com under Webcasts & Presentations.

Medical Properties Trust, Inc. is a Birmingham, Alabama based self-advised real estate investment trust formed to capitalize on the changing trends in healthcare delivery by acquiring and developing net-leased healthcare facilities. MPT’s financing model allows hospitals and other healthcare facilities to unlock the value of their underlying real estate in order to fund facility improvements, technology upgrades, staff additions and new construction. Facilities include acute care hospitals, inpatient rehabilitation hospitals, long-term acute care hospitals, and other medical and surgical facilities. For more information, please visit the Company’s website at www.medicalpropertiestrust.com.

The statements in this press release that are forward looking are based on current expectations and actual results or future events may differ materially. Words such as “expects,” “believes,” “anticipates,” “intends,” “will,” “should” and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results of the Company or future events to differ materially from those expressed in or underlying such forward-looking statements, including without limitation: our ability to successfully consummate the Steward/IASIS transactions discussed in this press release; the satisfaction of all conditions to, and the timely closing (if at all) of pending transactions; net income per share; Normalized FFO per share; the amount of acquisitions of healthcare real estate, if any; results from the potential sales, if any, of assets; capital markets conditions; estimated leverage metrics; the repayment of debt arrangements; statements concerning the additional income to the Company as a result of ownership interests in certain hospital operations and the timing of such income; the payment of future dividends, if any; completion of additional debt arrangements, and additional investments; national and international economic, business, real estate and other market conditions; the competitive environment in which the Company operates; the execution of the Company’s business plan; financing risks; the Company’s ability to maintain its status as a REIT for income tax purposes; acquisition and development risks; potential environmental and other liabilities; and other factors affecting the real estate industry generally or healthcare real estate in particular. For further discussion of the factors that could affect outcomes, please refer to the “Risk factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 and as updated by the Company’s subsequently filed Quarterly Reports on Form 10-Q and other SEC filings. Except as otherwise required by the federal securities laws, the Company undertakes no obligation to update the information in this press release.

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